Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dun & Bradstreet Holdings, Inc.:

We consent to the use of our report dated March 25, 2020, except for the increases in authorized common and preferred stock and the common stock split described in Note 21 as to which the date is June 24, 2020, with respect to the consolidated balance sheet of Dun & Bradstreet Holdings, Inc. (formerly Star Intermediate I, Inc.) as of December 31, 2019, the related consolidated statement of operations and comprehensive income (loss), stockholder equity (deficit), and cash flows for the period from January 1, 2019 to December 31, 2019 (Successor period) and of The Dun & Bradstreet Corporation (Predecessor) for the period from January 1, 2019 to February 7, 2019 (Predecessor period), and the related notes, incorporated by reference herein. Our report includes an explanatory paragraph that states that effective February 8, 2019, the Predecessor was acquired in a business combination accounted for using the acquisition method. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

Short Hills, New Jersey
December 1, 2020